HEI Exhibit 99

April 29, 2016

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7300
	Strategic Planning	E-mail: ir@hei.com
AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2016 EARNINGS
Net Income of $12.7 Million
American Delivers Solid Results as It Prepares for Spin-off

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income of $12.7 million for the first quarter of 2016 compared to $15.0 million in the fourth (or linked) quarter of 2015 and $13.5 million in the first quarter of 2015.
“American delivered solid results this quarter with strong deposit growth, higher net interest income and margins, and a better efficiency ratio. Our bottom line reflected the effect of higher loss provisioning due to loan growth as well as higher provisioning during the construction phase of several commercial real estate projects, and we remain encouraged about the outlook for Hawaii’s economy this year,” said Rich Wacker, president and chief executive officer of American. “We have advanced our preparations for the planned spin-off of ASB Hawaii and recently filed our updated Form 10 registration statement with the Securities and Exchange Commission.”
First quarter 2016 net income was $2.3 million lower than the linked quarter primarily driven by the following on an after-tax basis:

•
$2 million higher provision for loan losses mainly due to growth in lending in commercial real estate and a commercial credit charge-off in the first quarter of 2016 compared to lower provisioning during the fourth quarter of 2015 attributable to net recoveries on previously charged-off loans; and

•	$1 million lower noninterest income compared to the fourth quarter of 2015, which included gains from the sale of mortgage serving rights.
These were partially offset by $1 million (after-tax) higher net interest income primarily attributable to loan and investment portfolio growth and higher yields on interest-earning assets in the first quarter of 2016.

_______________________
Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for American.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 29, 2016

Compared to the first quarter of 2015, net income declined by $0.8 million primarily driven by the following on an after-tax basis:

•	$2 million higher provision for loan losses mainly driven by commercial real estate loan growth and a commercial credit charge-off in the first quarter of 2016; and

•	$1 million higher noninterest expense primarily due to investment in our electronic banking platform and higher compensation expense.
These were offset by $3 million (after-tax) higher net interest income in the first quarter of 2016 due to loan and investment portfolio growth and higher yields on interest-earning assets.
Net interest income (pretax) was $50.4 million in the first quarter of 2016 compared to $48.7 million in the linked quarter of 2015 and $45.5 million in the prior year quarter. The increase was primarily attributable to growth in the commercial real estate loans and the investment portfolios along with higher yields on interest-earning assets. Net interest margin was 3.62% compared to 3.55% in the linked quarter and 3.52% in the first quarter of 2015.
Provision for loan losses (pretax) was $4.8 million in the first quarter of 2016 compared to $0.8 million in the linked quarter of 2015 and $0.6 million in the first quarter of 2015. The increase in provision as discussed above was mainly due to commercial real estate loan growth and a commercial credit charge-off in the first quarter of 2016. During the construction phase of commercial real estate projects, the bank provides at a higher coverage rate compared to the period after construction completion, and lending to construction projects increased $30 million and $53 million compared to the linked and prior year quarters, respectively. The net charge-off ratio was 0.21%, primarily attributable to the aforementioned charge-off related to one commercial borrower, compared to the net recovery in the linked quarter of 0.08% and 0.04% net charge-off ratio in the prior year quarter. Credit quality and trends continue to be stable, reflecting prudent credit risk management and a strong Hawaii economy.
Noninterest income (pretax) was $15.4 million in the first quarter of 2016, compared to $16.8 million in the linked quarter and $16.1 million in the first quarter of 2015. The $1.4 million lower noninterest income compared to the linked quarter was primarily due to the gain on the sale of mortgage servicing rights in the fourth quarter of 2015. The $0.7 million decline compared to the first quarter of 2015 was primarily driven by lower mortgage banking income due to a decline in mortgage loan sales driven by lower origination volume.
Noninterest expense (pretax) was $41.4 million in the first quarter of 2016, compared to $42.0 million in the linked quarter and $40.4 million in the first quarter of 2015. Noninterest expense was $0.6 million lower compared to the linked quarter primarily due to higher performance-based incentive compensation expense in the fourth quarter of 2015. Noninterest expense was $1.0 million greater compared to the prior year quarter primarily due to higher compensation and electronic banking platform expenses.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 29, 2016

Loan growth was 2.2% annualized in the first quarter of 2016 driven largely by increases in commercial real estate and consumer loans. American continues to expect to meet its target of mid-single digit loan growth for the full year.
Total deposits were $5.1 billion at March 31, 2016, up $115 million or 9.1% annualized from December 31, 2015, primarily driven by the 6.5% annualized increase in low-cost core deposits. Average cost of funds remained low at 0.23% for the first quarter of 2016, 1 basis point higher than the linked quarter and the prior year quarter.
American’s return on average equity was 8.9%, compared to 10.7% in the linked quarter and 10.0% in the first quarter of last year. Return on average assets was 0.84% for the first quarter of 2016, compared to 1.01% in the linked quarter and 0.96% in the same quarter last year. American’s solid results enabled it to pay dividends of $9.0 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 8.7% and total capital ratio of 13.2% at March 31, 2016.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2016 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2016 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2016.
HEI plans to announce its first quarter and 2016 consolidated financial results on Wednesday, May 4, 2016 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2016 EPS guidance on Wednesday, May 4, 2016, at 8:00 a.m. Hawaii time (2:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (888) 311-8190 and entering passcode: 70436517.  International parties may listen to the conference by calling (330) 863-3378 and entering passcode: 70436517 or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
April 29, 2016

issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through May 18, 2016, by dialing (855) 859-2056 or (404) 537-3406 and entering passcode: 70436517.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2015 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric Company, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Interest and dividend income
Interest and fees on loans	$48,437	$47,136	$45,198
Interest and dividends on investment securities	5,017	4,550	3,051
Total interest and dividend income	53,454	51,686	48,249
Interest expense
Interest on deposit liabilities	1,592	1,467	1,260
Interest on other borrowings	1,485	1,510	1,466
Total interest expense	3,077	2,977	2,726
Net interest income	50,377	48,709	45,523
Provision for loan losses	4,766	839	614
Net interest income after provision for loan losses	45,611	47,870	44,909
Noninterest income
Fees from other financial services	5,499	5,667	5,355
Fee income on deposit liabilities	5,156	5,746	5,315
Fee income on other financial products	2,205	2,006	1,889
Bank-owned life insurance	998	1,016	983
Mortgage banking income	1,195	1,003	1,822
Other income, net	333	1,387	735
Total noninterest income	15,386	16,825	16,099
Noninterest expense
Compensation and employee benefits	22,434	23,705	21,766
Occupancy	4,138	4,115	4,113
Data processing	3,172	3,002	3,116
Services	2,911	2,474	2,341
Equipment	1,663	1,578	1,701
Office supplies, printing and postage	1,365	1,452	1,483
Marketing	861	844	841
FDIC insurance	884	881	811
Other expense	3,975	3,991	4,205
Total noninterest expense	41,403	42,042	40,377
Income before income taxes	19,594	22,653	20,631
Income taxes	6,921	7,700	7,156
Net income	$12,673	$14,953	$13,475
Comprehensive income	$20,310	$9,477	$17,318
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.84	1.01	0.96
Return on average equity	8.89	10.66	9.96
Return on average tangible common equity	10.39	12.48	11.74
Net interest margin	3.62	3.55	3.52
Net charge-offs to average loans outstanding	0.21	(0.08)	0.04
As of period end
Nonperforming assets to loans outstanding and real estate owned	1.03	1.02	0.80
Allowance for loan losses to loans outstanding	1.13	1.08	1.03
Tangible common equity to tangible assets	8.08	8.05	8.18
Tier-1 leverage ratio	8.7	8.8	8.9
Total capital ratio	13.2	13.3	13.2
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.0	$7.5	$7.5
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI and ASB Hawaii, Inc. filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2016		December 31, 2015

Assets
Cash and due from banks		$110,200		$127,201
Interest-bearing deposits		120,428		93,680
Available-for-sale investment securities, at fair value		906,295		820,648
Stock in Federal Home Loan Bank, at cost		11,218		10,678
Loans receivable held for investment		4,642,276		4,615,819
Allowance for loan losses		(52,326)		(50,038)
Net loans		4,589,950		4,565,781
Loans held for sale, at lower of cost or fair value		7,900		4,631
Other		312,333		309,946
Goodwill		82,190		82,190
Total assets		$6,140,514		$6,014,755
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,541,402		$1,520,374
Deposit liabilities–interest-bearing		3,598,530		3,504,880
Other borrowings		329,081		328,582
Other		99,605		101,029
Total liabilities		5,568,618		5,454,865
Common stock		1		1
Additional paid in capital		341,192		340,496
Retained earnings		240,337		236,664
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains (losses) on securities	$5,556		$(1,872)
Retirement benefit plans	(15,190)	(9,634)	(15,399)	(17,271)
Total shareholder’s equity		571,896		559,890
Total liabilities and shareholder’s equity		$6,140,514		$6,014,755

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI and ASB Hawaii, Inc. filings with the SEC.

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